CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               SPORTS ARENAS, INC.


SPORTS ARENAS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

First: That the Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of Delaware on September 3D, 1957 and filed for recording in the office of the Recorder for Kent County, Delaware, on September 30, 1957.

Second: That the Board of Directors of said corporation at a meeting duly held, adopted the following resolution authorizing and directing an increase in the authorized number of shares of common stock of the corporation from twenty-five million (25,000,000) shares to fifty million (50,000,000) shares:

       RESOLVED. that the Certificate of Incorporation of Sports Arenas, Inc. be amended by changing the first : sentence of the Article thereof numbered "Fourth" so that as amended, said Article shall be read as follows: "The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000), all of the par value of One Cent ($. 01) each. "

Third: That at a meeting in lieu of Annual meeting of stockholders, held on April 6, 1972 pursuant to ss.222 of the General Corporation Law of Delaware, the holders of a majority of the stock entitled to vote, have voted in favor of the aforesaid amendment.

Fourth:That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of Delaware.

Fifth: That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said SPORTS ARENAS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Kenneth L. Unruh, its President, and attested by Morgan Gilman, its Assistant Secretary, this 9th day of May, 1972.


SPORTS, ARENAS, INC.

By: /S/ Kenneth L. Unruh
     -------------------------------
     President


ATTEST:
By: /S/ Morgan Gilman
     -------------------------------
     Assistant Secretary